Exhibit 10.27

FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (“Agreement”), dated as of September 14 2007, is executed and delivered by [                    ] (“[Stockholder/Employee]”), to Basin Water, Inc., a Delaware corporation (“Parent”), and is made contemporaneously with the merger of BW Acquisition Merger Sub, Inc., a Delaware corporation (“Merger Sub”) with and into Mobile Process Technology, Co., an Arkansas corporation (the “Company”) with the Company as the surviving corporation (“Intermediate Surviving Corporation”) and the merger of the Intermediate Surviving Corporation into Basin Water – MPT, Inc., a Delaware corporation (“Newco”), with Newco as the surviving corporation, pursuant to that certain Agreement and Plan of Merger dated as of August 31, 2007 (the “Merger Agreement”) by and among the Company, Parent, Merger Sub, Newco, the Stockholders (as defined therein) and the Stockholders’ Representative (as defined therein). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

A. The Parent and [Stockholder/Employee] each acknowledge that execution and delivery of this Agreement is a condition to the Parent’s obligation to consummate the transactions contemplates by the Merger Agreement and that the Parent is relying on this Agreement in consummating such transactions.

B. The [Stockholder/Employee] acknowledges that [he/she] will derive an economic benefit from the consideration to be paid under retention bonus to be paid to Employee pursuant to the terms of the Merger Agreement.

AGREEMENT

NOW THEREFORE, as a material inducement to Parent to enter into and consummate the transactions contemplated by the Merger Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Term and Consideration. The term of this Agreement shall commence on the Closing Date and shall expire on the fifth (5th) anniversary of the [Closing Date/date of termination of [Stockholder/Employee]’s employment with the Company]1 (the “Term”).2 In the event Stockholder is in breach of Sections 2 or 3 of this Agreement, the Term shall be extended by the length of any period during which [Stockholder/Employee] is in breach of the terms of such Sections. No additional consideration shall be paid to [Stockholder]/Employee] pursuant to this Agreement.

2. Covenant Not To Compete. During the Term, neither Stockholder nor any of its subsidiaries or Affiliates, Stockholder shall, directly or indirectly, (a) engage in any business

[1]

The term will be five years from the Closing Date if the Stockholder will not remain employed by the Company; the term will be five years from the date of termination if the Stockholder will remain employed by the Company.

[2]

For Stockholders who will remain employees, we will add the following: “irrespective of whether or not you remain employed by the Company during the Term, you shall be bound by the terms of this Agreement.”

anywhere in North America that engages in the business of water treatment solutions or services, including applications for (i) arsenic or nitrate removal for utilities, cities, municipalities, special districts, real estate developers and other entities that supply water, and (ii) industrial operations that may require mobile de-ionization services, metals removal using ion exchange, and special use of ion exchange (the “Business”) or (b) own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, manager, member, consultant or otherwise, any person that competes with Parent or the Company in the Business (such person, a “Competitor”); provided, however, that, for the purposes of this Section 2, ownership of securities having no more than one percent of the outstanding voting power of any Competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 2 as long as the person owning such securities has no other connection or relationship with such Competitor.

3. No Solicitation of Customers and Employees.

a. During the Term, neither [Stockholder/Employee] nor any of its subsidiaries or Affiliates shall, directly or indirectly, call on or solicit, divert or take away from Parent or the Company (including without limitation by divulging to any Competitor or potential Competitor) any person, firm, corporation or other entity who is or which at the Closing Date was a customer or supplier of Parent or the Company or whose identity is known to [Stockholder/Employee] at the Closing Date as one whom the Company intends to solicit.

b. During the Term, [Stockholder/Employee] shall not and shall cause its Affiliates not to, in any way, directly or indirectly, induce or attempt to induce any officers, employees, representatives or agents of the Company to leave the employ of the Company or violate the terms of their contracts, or any employment arrangements, with the Company.

4. Essential Element of Parent’s Bargain. [Stockholder/Employee] acknowledges that the covenants set forth in Sections 2 and 3 are an essential element of the Merger Agreement and that, but for [Stockholder/Employee]’s agreement to comply with these covenants, Parent would not have entered into the Merger Agreement. [Stockholder/Employee] hereby acknowledges that (i) this Agreement constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of the Merger Agreement by Parent and (ii) the consummation of the transactions contemplated by the Merger Agreement and the [Merger Consideration/retention bonus] [Stockholder/Employee] receives for its shares of the Company shall constitute the consideration for such independent covenant. [Stockholder/Employee] has independently consulted with its counsel (or has been advised by Parent to consult such counsel) and after such consultation (or advice to seek consultation) [Stockholder/Employee] agrees that the covenants and consideration set forth in this Agreement are reasonable and proper.

5. Severability of Provisions. In the event that the provisions of Section 2 or Section 3 should ever be adjudicated by a court of competent jurisdiction to exceed the time or geographic or other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time or geographic or other limitations permitted by applicable law, as determined by such court in such action. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to (a) each of the separate cities, counties and states in which any of [Stockholder/Employee] or its subsidiaries or Affiliates transacts any business and (b) [Stockholder/Employee] and its subsidiaries and Affiliates separately.

6. Injunctive Relief. [Stockholder/Employee] acknowledges that (a) the provisions of Section 2 and Section 3 are reasonable and necessary to protect the legitimate interests of Parent, and (b) any violation of Section 2 or Section 3 will result in irreparable injury to Parent, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to Parent for such a violation. Accordingly, if [Stockholder/Employee] violates the provisions of Section 2 or Section 3, in addition to any other remedy that may be available at law or in equity, Parent shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages or showing that money damages are inadequate.

7. Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Tennessee without regard to its conflict of laws provisions.

8. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or sent by facsimile transmission, upon receipt, or if sent by recognized overnight courier, on the next business day following the day such notice is delivered to the courier service, or if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made. All notices shall be addressed to a party at the address listed for such party in the Merger Agreement or at such other address as such party may specify by like notice.

9. Entire Agreement. This Agreement [and the Merger Agreement]3 reflect the entire agreement of the parties with respect to the subject matter hereof, and supersede all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to in this Agreement or the Merger Agreement.

10. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

11. Construction. Parent and [Stockholder/Employee] have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[3]	Mike Kelly’s Agreement will not contain this reference.

13. Captions. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.

14. Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

15. Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

16. Attorneys’ Fees. If either party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees and expenses, incurred by such party in connection with such action, including any appeal of such action.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

[STOCKHOLDER/EMPLOYEE]	BASIN WATER, INC., a Delaware corporation

By:
Name:
Title:

[SIGNATURE PAGE TO NON-COMPETITION AND NON-SOLICITATION AGREEMENT]